SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (AMENDMENT NO. 1)

                              Occam Networks, Inc.
                              --------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share

                         (Title of Class of Securities)

                                    67457P101
                                 (CUSIP Number)

                                Michael P. Maher
                            c/o U.S. Venture Partners
                         2735 Sand Hill Road, Suite 300
                              Menlo Park, CA 94025
                                 (650) 854-9080

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                    COPY TO:

                                Linda Daley, Esq.
        C/o Gunderson Dettmer Stough Villeneuve Franklin & Hachigan, LLP
                  155 Constitution Drive, Menlo Park, CA 94025
                                 (650) 463-5243

                                December 19, 2002
             (Date of Event Which Requires Filing of This Statement)

                               Page 1 of 35 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 2 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                       U.S. Venture Partners V, L.P. ("USVP V")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 7        SOLE VOTING POWER
           BENEFICIALLY                       5,785,560  shares,  and 4,540,800  shares  issuable upon conversion of
           OWNED BY EACH                      60,000  shares  of  Series  A  Preferred  Stock  (such  conversion  is
             REPORTING                        automatic  upon  approval  by  stockholders  of an  amendment  to  the
              PERSON                          issuer's   Certificate  of  Incorporation   and  the  filing  of  such
               WITH                           amendment), except that Presidio Management Group V, L.L.C. ("PMG V"), the general partner of USVP V, may be deemed to have sole voting power with respect to such shares, and Irwin Federman  ("Federman"),  Steven
                                              M. Krausz  ("Krausz"),  Stuart G. Phillips  ("Phillips"),  Jonathan D.
                                              Root ("Root ") and Philip M. Young ("Young"),  the managing members of
                                              PMG V, may be deemed to have a shared  voting  power  with  respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              5,785,560  shares,  and 4,540,800  shares  issuable upon conversion of
                                              60,000  shares  of  Series  A  Preferred  Stock  (such  conversion  is automatic  upon  approval  by  stockholders  of an  amendment  to  the
                                              issuer's   Certificate  of  Incorporation   and  the  filing  of  such
                                              amendment), except PMG V, the general partner of USVP V, may be deemed to have sole  dispositive  power  with  respect  to such  shares,  and
                                              Federman,  Krausz,  Phillips,  Root and Young, the managing members of
                                              PMG V, may be deemed to have a shared  dispositive  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       10,326,360

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                          7.1%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 3 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                       USVP V International, L.P. ("V Int'l")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF
          SHARES                     7        SOLE VOTING POWER
       BENEFICIALLY                           321,420  shares, and 252,241 shares issuable upon conversion of 3,333
       OWNED BY EACH                          shares of Series A Preferred Stock (such conversion is automatic upon
         REPORTING                            stockholder   approval  to  an  amendment  to  the   Certificate   of
          PERSON                              Incorporation of the issuer and the filing of such amendment)  except
           WITH                               that PMG V, the  general  partner  of V Int'l,  may be deemed to have sole voting power with respect to such shares, and Federman,  Krausz,
                                              Phillips,  Root and  Young,  the  managing  members  of PMG V, may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              321,420  shares, and 252,241 shares issuable upon conversion of 3,333 shares of Series A Preferred Stock (such conversion is automatic upon
                                              stockholder   approval  to  an  amendment  to  the   Certificate   of
                                              Incorporation of the issuer and the filing of such amendment), except that PMG V, the  general  partner  of V Int'l,  may be deemed to have sole  dispositive  power with respect to such shares,  and  Federman,
                                              Krausz,  Phillips, Root and Young, the managing members of PMG V, may be deemed to have  shared  dispositive  power  with  respect  to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                          573,661

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         0.41%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 4 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP V Entrepreneur Partners, L.P. ("EP V")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
          NUMBER OF
           SHARES                    7        SOLE VOTING POWER
        BENEFICIALLY                          141,425 shares,  and 111,022 shares issuable upon conversion of 1,467
       OWNED BY EACH                          shares of Series A Preferred Stock (such conversion is automatic upon
          REPORTING                           approval by stockholders  of an amendment to issuer's  Certificate of
           PERSON                             Incorporation  and the filing of such  amendment)  except that PMG V,
            WITH                              the general  partner of EP V, may be deemed to have sole voting power with respect to such shares, and Federman, Krausz, Phillips, Root and
                                              Young,  the  managing  members of PMG V, may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              141,425 shares,  and 111,022 shares issuable upon conversion of 1,467 shares of Series A Preferred Stock (such conversion is automatic upon approval by stockholders  of an amendment to issuer's  Certificate of
                                              Incorporation  and the filing of such amendment),  except that PMG V, the general  partner of EP V, may be deemed to have sole  dispositive power with respect to such shares,  and Federman,  Krausz,  Phillips,
                                              Root and Young,  the managing members of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                          252,447

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         0.18%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.67457101                                                 13 D                  Page 5 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      2180 Associates Fund V, L.P. ("2180 V")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
        NUMBER OF
          SHARES                     7        SOLE VOTING POWER
       BENEFICIALLY                           179,995  shares,  and  141,294  shares  issuable  upon  conversion of
       OWNED BY EACH                          1,867  shares  of  Series  A  Preferred  Stock  (such  conversion  is
        REPORTING                             automatic upon approval by  stockholders  of an amendment to issuer's
         PERSON                               Certificate of Incorporation and the filing of such amendment) except
           WITH                               that PMG V, the general partner of 2180 V, may be deemed to have sole voting  power with  respect to such  shares,  and  Federman,  Krausz,
                                              Phillips,  Root and  Young,  the  managing  members  of PMG V, may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              179,995 shares, and shares 141,294 shares issuable upon conversion of
                                              1,867  shares  of  Series  A  Preferred  Stock  (such  conversion  is automatic upon approval by  stockholders  of an amendment to issuer's
                                              Certificate  of  Incorporation  and the  filing  of such  amendment), except  that PMG V, the  general  partner of 2180 V, may be deemed to have  sole  dispositive  power  with  respect  to  such  shares,  and
                                              Federman,  Krausz,  Phillips, Root and Young, the managing members of
                                              PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                          321,289

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         0.23%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 6 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Presidio Management Group V, L.L.C. ("PMG V")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
          NUMBER OF                  7        SOLE VOTING POWER
           SHARES                             6,428,400  shares (shares directly owned by USVP V, V Int'l, EP V and
         BENEFICIALLY                         2180 V) and  5,045,357  shares  issuable  upon  conversion  of 66,667
        OWNED BY EACH                         shares of Series A Preferred  Stock held directly by USVP V, V Int'l,
          REPORTING                           EP V and  2180 V (such  conversion  is  automatic  upon  approval  by
           PERSON                             stockholders of an amendment to issuer's Certificate of Incorporation
            WITH                              and the filing of such  amendment).  PMG V is the general  partner of
                                              USVP V, V  Int'l,  EP V and  2180 V and may be  deemed  to have  sole voting  power with  respect to such  shares,  and  Federman,  Krausz,
                                              Phillips,  Root and  Young,  the  managing  members  of PMG V, may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              6,428,400  shares (shares directly owned by USVP V, V Int'l, EP V and
                                              2180 V) and  5,045,357  shares  issuable  upon  conversion  of 66,667 shares of Series A Preferred  Stock held directly by USVP V, V Int'l,
                                              EP V and  2180 V (such  conversion  is  automatic  upon  approval  by stockholders of an amendment to issuer's Certificate of Incorporation and the filing of such  amendment).  PMG V is the general  partner of
                                              USVP V, V  Int'l,  EP V and  2180 V and may be  deemed  to have  sole dispositive power with respect to such shares, and Federman,  Krausz,
                                              Phillips,  Root and  Young,  the  managing  members  of PMG V, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       11,473,757

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                          7.9%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           00
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 7 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      U.S. Venture Partners VII, L.P. ("USVP VII")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               7        SOLE VOTING POWER
              SHARES                          16,992,057  shares, and 53,278,720 shares issuable upon conversion of
           BENEFICIALLY                       704,000  shares of  Series A  Preferred  Stock  (such  conversion  is
           OWNED BY EACH                      automatic  upon  stockholder  approval  of an  amendment  to issuer's
             REPORTING                        Certificate of Incorporation and the filing of such amendment) except
              PERSON                          that Presidio  Management Group VII, L.L.C.  ("PMG VII"), the general
               WITH                           partner  of USVP VII,  may be deemed to have sole  voting  power with respect to such shares, and Federman,  Winston S. Fu ("Fu"), Krausz ,
                                              David  Liddle  ("Liddle"),  Phillips,  Root and Young,  the  managing members of PMG VII, may be deemed to have a shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              16,992,057  shares, and 53,278,720 shares issuable upon conversion of
                                              704,000  shares of  Series A  Preferred  Stock  (such  conversion  is automatic  upon  stockholder  approval  of an  amendment  to issuer's
                                              Certificate  of  Incorporation  and the  filing  of such  amendment), except PMG VII,  the  general  partner of USVP VII,  may be deemed to have  sole  dispositive  power  with  respect  to  such  shares,  and
                                              Federman, Fu, Krausz, Liddle,  Phillips, Root and Young, the managing members of PMG VII, may be deemed to have a shared  dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       70,270,777

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         36.2%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 8 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP Entrepreneur Partners VII-A, L.P. ("EP VII-A")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               7        SOLE VOTING POWER
              SHARES                          176,997 shares,  and 554,961 shares issuable upon conversion of 7,333
           BENEFICIALLY                       shares of Series A Preferred Stock (such conversion is automatic upon
          OWNED BY EACH                       approval by stockholders  of an amendment to issuer's  Certificate of
             REPORTING                        Incorporation  and the filing of such amendment) except that PMG VII,
              PERSON                          the  general  partner of EP VII-A,  may be deemed to have sole voting
               WITH                           power with respect to such shares, and Federman,  Fu, Krausz, Liddle,
                                              Phillips,  Root and Young,  the  managing  members of PMG VII, may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              176,997 shares,  and 554,961 shares issuable upon conversion of 7,333 shares of Series A Preferred Stock (such conversion is automatic upon approval by stockholders  of an amendment to issuer's  Certificate of
                                              Incorporation and the filing of such amendment), except that PMG VII, the  general  partner  of EP  VII-A,  may  be  deemed  to  have  sole dispositive  power with respect to such  shares,  and  Federman,  Fu,
                                              Krausz, Liddle, Phillips, Root and Young, the managing members of PMG
                                              VII, may be deemed to have shared  dispositive  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                          731,958

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         0.52%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 9 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      USVP Entrepreneur Partners VII-B, L.P. ("EP VII-B")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               7        SOLE VOTING POWER
              SHARES                          176,997 shares,  and 554,961 shares issuable upon conversion of 7,333
           BENEFICIALLY                       shares of Series A Preferred Stock (such conversion is automatic upon
          OWNED BY EACH                       approval by stockholders  of an amendment to issuer's  Certificate of
             REPORTING                        Incorporation and the filing of such amendment), except that PMG VII,
              PERSON                          the  general  partner of EP VII-B,  may be deemed to have sole voting
               WITH                           power with respect to such shares, and Federman,  Fu, Krausz, Liddle,
                                              Phillips,  Root and Young,  the  managing  members of PMG VII, may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              176,997 shares,  and 554,961 shares issuable upon conversion of 7,333 shares of Series A Preferred Stock (such conversion is automatic upon approval by stockholders  of an amendment to issuer's  Certificate of
                                              Incorporation and the filing of such amendment), except that PMG VII, the  general  partner  of EP  VII-B,  may  be  deemed  to  have  sole dispositive  power with respect to such  shares,  and  Federman,  Fu,
                                              Krausz, Liddle, Phillips, Root and Young, the managing members of PMG
                                              VII, may be deemed to have shared  dispositive  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                          731,958

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         0.52%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           PN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 10 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      2180 Associates Fund VII, L.P. ("2180 VII")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
          NUMBER OF                  7        SOLE VOTING POWER
           SHARES                             353,997  shares,  and 1,109,998  shares  issuable upon  conversion of
         BENEFICIALLY                         14,667  shares  of  Series A  Preferred  Stock  (such  conversion  is
        OWNED BY EACH                         automatic upon approval by  stockholders  of an amendment to issuer's
          REPORTING                           Certificate  of  Incorporation  and the  filing  of such  amendment),
           PERSON                             except that PMG VII,  the general  partner of 2180 VII, may be deemed
            WITH                              to have sole voting power with respect to such shares,  and Federman,
                                              Fu, Krausz, Liddle, Phillips, Root and Young, the managing members of
                                              PMG VII,  may be deemed to have shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              353,997  shares,  and 1,109,998  shares  issuable upon  conversion of
                                              14,667  shares  of  Series A  Preferred  Stock  (such  conversion  is automatic upon approval by  stockholders  of an amendment to issuer's
                                              Certificate  of  Incorporation  and the  filing  of such  amendment), except that PMG VII,  the general  partner of 2180 VII, may be deemed to have sole  dispositive  power  with  respect to such  shares,  and
                                              Federman, Fu, Krausz, Liddle,  Phillips, Root and Young, the managing members of PMG VII,  may be deemed to have shared  dispositive  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        1,463,995

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         0.10%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           PN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 11 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Presidio Management Group VII, L.L.C. ("PMG VII")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
        NUMBER OF                    7        SOLE VOTING POWER
         SHARES                               17,700,048 shares (directly owned by USVP VII, EP VII-A, EP VII-B and
       BENEFICIALLY                           2180 VII) and 55,498,640  shares  issuable upon conversion of 733,333
      OWNED BY EACH                           shares of Series A  Preferred  Stock held  directly  by USVP VII,  EP
        REPORTING                             VII-A, EP  VII-B  and  2180  VII  (such  conversion is automatic upon
         PERSON                               stockholder  approval  of an  amendment  to issuer's  Certificate  of
          WITH                                Incorporation  and  the  filing  of such  amendment).  PMG VII is the general  partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and may be deemed to have sole voting power with respect to such shares,  and
                                              Federman, Fu, Krausz, Liddle,  Phillips, Root and Young, the managing members of PMG VII,  may be deemed to have shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              See response to row 7.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              17,700,048 shares (directly owned by USVP VII, EP VII-A, EP VII-B and
                                              2180 VII) and 55,498,640  shares  issuable upon conversion of 733,333 shares of Series A  Preferred  Stock held  directly  by USVP VII,  EP
                                              VII-A, EP  VII-B  and  2180  VII  (such conversion is automatic  upon stockholder  approval  of an  amendment  to issuer's  Certificate  of
                                              Incorporation  and  the  filing  of such  amendment).  PMG VII is the general  partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and may be deemed to have sole dispositive power with respect to such shares, and Federman,  Fu,  Krausz,  Liddle,  Phillips,  Root and Young,  the
                                              managing members of PMG VII, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              See response to row 9.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       73,198,688

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         37.3%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           00
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 12 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Irwin Federman ("Federman")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
          NUMBER OF                  7        SOLE VOTING POWER
            SHARES                            0 shares.
         BENEFICIALLY
        OWNED BY EACH
          REPORTING
            PERSON
             WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              24,128,448  shares (held  directly by USVP V, V Int'l,  EP V, 2180 V,
                                              USVP VII,  EP VII-A,  EP VII-B  and 2180 VII) and  60,543,997  shares issuable  upon  conversion  of 800,000  shares of Series A  Preferred
                                              Stock held by USVP V, V Int'l,  EP V, 2180 V, USVP VII, EP VII-A,  EP
                                              VII-B  and 2180 VII  (such  conversion is automatic upon approval  by stockholders of an amendment to issuer's Certificate of Incorporation and the filing of such  amendment).  Federman is a managing member of both PMG V, the general  partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general  partner of USVP VII, EP VII-A, EP VII-B and
                                              2180 VII, and may be deemed to have shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              24,128,448  shares (held  directly by USVP V, V Int'l,  EP V, 2180 V,
                                              USVP VII,  EP VII-A,  EP VII-B  and 2180 VII) and  60,543,997  shares issuable  upon  conversion  of 800,000  shares of Series A  Preferred
                                              Stock held by USVP V, V Int'l,  EP V, 2180 V, USVP VII, EP VII-A,  EP
                                              VII-B  and 2180 VII  (such  conversion is automatic upon approval  by stockholders of an amendment to issuer's Certificate of Incorporation and the filing of such  amendment).  Federman is a managing member of both PMG V, the general  partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general  partner of USVP VII, EP VII-A, EP VII-B and
                                              2180 VII,  and may be deemed to have  shared  dispositive  power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       84,672,445

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         42.0%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 13 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Winston S. Fu ("Fu")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               7        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              17,700,048  shares (held directly by USVP VII, EP VII-A, EP VII-B and
                                              2180 VII) and 55,498,640  shares  issuable upon conversion of 733,333 shares of Series A  Preferred  Stock held  directly  by USVP VII,  EP
                                              VII-A,  EP VII-B  and 2180 VII (such  conversion  is  automatic  upon approval by stockholders  of an amendment to issuer's  Certificate of
                                              Incorporation  and the  filing of such  amendment).  Fu is a managing member of PMG VII,  the  general  partner of USVP VII,  EP VII-A,  EP
                                              VII-B and 2180 VII,  and may be deemed to have  shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              17,700,048  shares (held directly by USVP VII, EP VII-A, EP VII-B and
                                              2180 VII) and 55,498,640  shares  issuable upon conversion of 733,333 shares of Series A  Preferred  Stock held  directly  by USVP VII,  EP
                                              VII-A,  EP VII-B  and 2180 VII (such  conversion  is  automatic  upon approval by stockholders  of an amendment to issuer's  Certificate of
                                              Incorporation  and the  filing of such  amendment).  Fu is a managing member of PMG VII,  the  general  partner of USVP VII,  EP VII-A,  EP
                                              VII-B and 2180 VII,  and may be  deemed  to have  shared  dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       73,198,688

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         37.3%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 14 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Steven M. Krausz ("Krausz")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF                   7        SOLE VOTING POWER
          SHARES                              60,000 shares issuable upon exercise of options.
       BENEFICIALLY
       OWNED BY EACH
         REPORTING
          PERSON
           WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              24,128,448  shares (held  directly by USVP V, V Int'l,  EP V, 2180 V,
                                              USVP VII,  EP VII-A,  EP VII-B  and 2180 VII) and  60,543,997  shares issuable  upon  conversion  of 800,000  shares of Series A  Preferred
                                              Stock held by USVP V, V Int'l,  EP V, 2180 V, USVP VII, EP VII-A,  EP
                                              VII-B  and 2180 VII  (such conversion is automatic  upon  approval by stockholders of an amendment to issuer's Certificate of Incorporation and the filing of such  amendment).  Krausz is a  managing  member of both PMG V, the general  partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general  partner of USVP VII, EP VII-A, EP VII-B and
                                              2180 VII, and may be deemed to have shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              60,000 shares issuable upon exercise of options.
                                     -------- ------------------------------------------------------------------------
                                    10        SHARED DISPOSITIVE POWER
                                              24,128,448  shares (held  directly by USVP V, V Int'l,  EP V, 2180 V,
                                              USVP VII,  EP VII-A,  EP VII-B  and 2180 VII) and  60,543,997  shares issuable  upon  conversion  of 800,000  shares of Series A  Preferred
                                              Stock held by USVP V, V Int'l,  EP V, 2180 V, USVP VII, EP VII-A,  EP
                                              VII-B  and 2180 VII  (such  conversion is automatic upon approval  by stockholders of an amendment to issuer's Certificate of Incorporation and the filing of such  amendment).  Krausz is a  managing  member of both PMG V, the general  partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general  partner of USVP VII, EP VII-A, EP VII-B and
                                              2180 VII,  and may be deemed to have  shared  dispositive  power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       84,732,445

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         42.1%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           IN
------------ ---------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 15 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      David Liddle ("Liddle")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               7        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              17,700,048  shares (held directly by USVP VII, EP VII-A, EP VII-B and
                                              2180 VII) and 55,498,640  shares  issuable upon conversion of 733,333 shares of Series A  Preferred  Stock held  directly  by USVP VII,  EP
                                              VII-A,  EP VII-B  and 2180 VII (such  conversions is  automatic  upon approval by stockholders  of an amendment to issuer's  Certificate of
                                              Incorporation and the filing of such amendment). Liddle is a managing member of PMG VII,  the  general  partner of USVP VII,  EP VII-A,  EP
                                              VII-B and 2180 VII,  and may be deemed to have  shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              17,700,048  shares (held directly by USVP VII, EP VII-A, EP VII-B and
                                              2180 VII) and 55,498,640  shares  issuable upon conversion of 733,333 shares of Series A  Preferred  Stock held  directly  by USVP VII,  EP
                                              VII-A,  EP VII-B  and 2180 VII (such  conversions is  automatic  upon approval by stockholders  of an amendment to issuer's  Certificate of
                                              Incorporation and the filing of such amendment). Liddle is a managing member of PMG VII,  the  general  partner of USVP VII,  EP VII-A,  EP
                                              VII-B and 2180 VII,  and may be  deemed  to have  shared  dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       73,198,688

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         37.3%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 16 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Stuart G. Phillips ("Phillips")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF                   7        SOLE VOTING POWER
           SHARES                             0 shares.
        BENEFICIALLY
       OWNED BY EACH
         REPORTING
           PERSON
            WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              24,128,448  shares (held  directly by USVP V, V Int'l,  EP V, 2180 V,
                                              USVP VII,  EP VII-A,  EP VII-B  and 2180 VII) and  60,543,997  shares issuable  upon  conversion  of 800,000  shares of Series A  Preferred
                                              Stock held by USVP V, V Int'l,  EP V, 2180 V, USVP VII, EP VII-A,  EP
                                              VII-B  and 2180 VII  (such  conversion is automatic upon approval  by stockholders of an amendment to issuer's Certificate of Incorporation and the filing of such  amendment).  Phillips is a managing member of both PMG V, the general  partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general  partner of USVP VII, EP VII-A, EP VII-B and
                                              2180 VII, and may be deemed to have shared  voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              24,128,448  shares (held  directly by USVP V, V Int'l,  EP V, 2180 V,
                                              USVP VII,  EP VII-A,  EP VII-B  and 2180 VII) and  60,543,997  shares issuable  upon  conversion  of 800,000  shares of Series A  Preferred
                                              Stock held by USVP V, V Int'l,  EP V, 2180 V, USVP VII, EP VII-A,  EP
                                              VII-B  and 2180 VII  (such  conversion is automatic upon approval  by stockholders of an amendment to issuer's Certificate of Incorporation and the filing of such  amendment.  Phillips is a managing  member of both PMG V, the general  partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general  partner of USVP VII, EP VII-A, EP VII-B and
                                              2180 VII,  and may be deemed to have  shared  dispositive  power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       84,672,445

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         42.0%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 17 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jonathan D. Root ("Root")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF                   7        SOLE VOTING POWER
          SHARES                              0 shares.
       BENEFICIALLY
       OWNED BY EACH
         REPORTING
          PERSON
           WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              24,128,448  shares (held  directly by USVP V, V Int'l,  EP V, 2180 V,
                                              USVP VII,  EP VII-A,  EP VII-B  and 2180 VII) and  60,543,997  shares issuable  upon  conversion  of 800,000  shares of Series A  Preferred
                                              Stock held by USVP V, V Int'l,  EP V, 2180 V, USVP VII, EP VII-A,  EP
                                              VII-B  and 2180 VII  (such  conversion is automatic upon approval  by stockholders of an amendment to issuer's Certificate of Incorporation and the filing of such amendment).  Root is a managing member of both
                                              PMG V, the general  partner of USVP V, V Int'l,  EP V and 2180 V, and
                                              PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180
                                              VII,  and may be deemed to have shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              24,128,448  shares (held  directly by USVP V, V Int'l,  EP V, 2180 V,
                                              USVP VII,  EP VII-A,  EP VII-B  and 2180 VII) and  60,543,997  shares issuable  upon  conversion  of 800,000  shares of Series A  Preferred
                                              Stock held by USVP V, V Int'l,  EP V, 2180 V, USVP VII, EP VII-A,  EP
                                              VII-B  and 2180 VII  (such  conversion is automatic upon  approval by stockholders of an amendment to issuer's Certificate of Incorporation and the filing of such amendment).  Root is a managing member of both
                                              PMG V, the general  partner of USVP V, V Int'l,  EP V and 2180 V, and
                                              PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180
                                              VII, and may be deemed to have shared  dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       84,672,445

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         42.0%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 67457P101                                               13 D                  Page 18 of 35 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Philip M. Young ("Young")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]    (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            SOURCE OF FUNDS*

------------ ---------------------------------------------------------------------------------------------------------
5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)   [ ]

------------ ---------------------------------------------------------------------------------------------------------
6            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
          NUMBER OF                  7        SOLE VOTING POWER
           SHARES                             0 shares.
        BENEFICIALLY
        OWNED BY EACH
          REPORTING
           PERSON
            WITH
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED VOTING POWER
                                              24,128,448  shares (held  directly by USVP V, V Int'l,  EP V, 2180 V,
                                              USVP VII,  EP VII-A,  EP VII-B  and 2180 VII) and  60,543,997  shares issuable  upon  conversion  of 800,000  shares of Series A  Preferred
                                              Stock held by USVP V, V Int'l,  EP V, 2180 V, USVP VII, EP VII-A,  EP
                                              VII-B  and 2180 VII  (such  conversion is automatic  upon  approval by stockholders of an amendment to issuer's Certificate of Incorporation and the filing of such amendment). Young is a managing member of both
                                              PMG V, the general  partner of USVP V, V Int'l,  EP V and 2180 V, and
                                              PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180
                                              VII,  and may be deemed to have shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------
                                     9        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     10       SHARED DISPOSITIVE POWER
                                              24,128,448  shares (held  directly by USVP V, V Int'l,  EP V, 2180 V,
                                              USVP VII,  EP VII-A,  EP VII-B  and 2180 VII) and  60,543,997  shares issuable  upon  conversion  of 800,000  shares of Series A  Preferred
                                              Stock held by USVP V, V Int'l,  EP V, 2180 V, USVP VII, EP VII-A,  EP
                                              VII-B  and 2180 VII  (such  conversion is automatic  upon  approval by stockholders of an amendment to issuer's Certificate of Incorporation and the filing of such amendment). Young is a managing member of both
                                              PMG V, the general  partner of USVP V, V Int'l,  EP V and 2180 V, and
                                              PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180
                                              VII, and may be deemed to have shared  dispositive power with respect to such shares.
------------ ---------------------------------------------------------------------------------------------------------
11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       84,672,445

------------ ---------------------------------------------------------------------------------------------------------
12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
             EXCLUDES CERTAIN SHARES*
                                                                                                           [ ]
------------ ---------------------------------------------------------------------------------------------------------
13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                                                         42.0%

------------ ---------------------------------------------------------------------------------------------------------
14           TYPE OF REPORTING PERSON*
                                                                                                           IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 19 of 35 Pages

         This Amendment No. 1 is filed to amend the Report on Schedule 13D filed by Reporting Persons with respect to events occurring on May 23, 2002 and is filed in connection with the Series A Preferred Stock financing of Issuer on December 19, 2002.

ITEM 1.  SECURITY AND ISSUER.

         This statement relates to shares of common stock (the "Common Stock"), of Occam Networks, Inc. (the "Company"). The Company's principal executive offices are located at 77 Robin Hill Road, Santa Barbara, CA 93117.

ITEM 2   IDENTITY AND BACKGROUND.

         (a) This statement is filed by U.S. Venture Partners V, L.P. ("USVP V"), USVP V International, L.P. ("V Int'l"), USVP V Entrepreneur Partners, L.P. ("EP V"), 2180 Associates Fund V, L.P. ("2180 V"), Presidio Management Group V, L.L.C. ("PMG V"), U.S. Venture Partners VII, L.P. ("USVP VII"), USVP Entrepreneur Partners VII-A ("EP VII-A"), USVP Entrepreneur Partners VII-B ("EP VII-B"), 2180 Associates Fund VII, L.P. ("2180 VII"), Presidio Management Group VII, L.L.C. ("PMG VII"), Irwin Federman ("Federman"), Winston S. Fu ("Fu"), Steven M. Krausz ("Krausz"), David Liddle ("Liddle"), Stuart G. Phillips ("Phillips"), Jonathan D. Root ("Root") and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

         PMG V is the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP V, V Int'l, EP V and 2180
         V. Federman, Krausz, Phillips, Root and Young are the managing members of PMG V, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP V, V Int'l, EP V and 2180 V.

         PMG VII is the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP VII, EP VII-A, EP VII-B and 2180 VII. Federman, Fu, Krausz, Liddle, Phillips, Root and Young are the managing members of PMG VII, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP VII, EP VII-A, EP VII-B and 2180 VII.

         (b) The address of the principal business office for each of the Reporting Persons is U.S. Venture Partners, 2735 Sand Hill Road, Menlo Park, CA 94025.

         (c) The principal occupation of each individual who is a Reporting Persons is venture capitalist. The primary business of USVP V, V Int'l, EP V and 2180 V is to make investments in private and public companies, and the primary business of PMG V is to serve as the general partner of the foregoing. The primary business of USVP VII, EP VII-A, EP VII-B and 2180 VII is to make investments in private and pubic companies; the primary business of PMG VII is to serve as the general partner of the foregoing.

         (d) During the last five years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                                                             Page 20 of 35 Pages

         (e) During the last five years, none of the Reporting Persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) USVP V, EP V, 2180 V, USVP VII, EP VII-A, EP VII-B and 2180 VII are Delaware Limited Partnerships, V Int'l is a Cayman Islands Limited Partnership, PMG V and PMG VII are Delaware Limited Liability Companies, and Federman, Fu, Krausz, Liddle, Phillips, Root and Young are United States citizens.

ITEM 3. Source and Amount of Funds or Other Consideration. The source of funds for the acquisition of the Series A Preferred Stock was working capital (from capital contributions of partners).

ITEM 4. Purpose of Transaction. The Reporting Persons acquired the Series A Preferred Stock for investment purposes. Depending on the factors discussed herein, the Reporting Persons may, from time to time, acquire additional shares of Common Stock and/or retain and/or sell all or a portion of the shares of the Series A Preferred Stock (or when issued, the common stock issuable upon conversion of the Series A Preferred Stock) or Common Stock of the Issuer held by the Reporting Persons in the open market or in privately negotiated transactions, or when issued, may distribute the common stock issuable upon conversion of the Series A Preferred Stock and/or other shares of Common Stock held by the Reporting Persons to their respective partners. Any actions the Reporting Persons might undertake will be dependent upon the Reporting Persons' review of numerous factors, including, among other things, the price levels of the Common Stock; general market and economic conditions; ongoing evaluation of the Company's business, financial condition, operations and prospects; the relative attractiveness of alternative business and investment opportunities; and other future developments.

         Except as set forth above, the Reporting Persons have no present plans or intentions which would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of
         Schedule 13D.

         Steven Krausz is Chairman of the Board of Directors of the Issuer.

ITEM 5.  Interest in Securities of the Issuer.

         (a) See Rows 11 and 13 for each Reporting Person.

         (b) See Rows 7, 8, 9, and 10 for each Reporting Person.

                                                             Page 21 of 35 Pages

         (c) The following transactions in the Issuer's Common Stock were made by Reporting Persons in the last 60 days:

                  On December 19, 2002, Reporting Persons acquired an aggregate of 800,000 shares of Series A Preferred Stock in a privately negotiated transaction with the Issuer for an aggregate consideration of $6,000,000. Such shares of Series A Preferred Stock shall automatically be converted to the Common Stock of Issuer upon approval by stockholders of an amendment to Issuer's Certificate of Incorporation and the filing of such amendment. Each share of Series A Preferred Stock is convertible into 75.68 shares of Common Stock, or an aggregate of 60,543,997 shares of Common Stock. Warrants to purchase an aggregate of 710,147 shares of the Common Stock of Issuer were cancelled in connection with the Series A Preferred Stock financing. On December 12, 2002, Steven Krausz, a director of the Issuer, was granted a stock option to purchase 10,000 shares of the Common Stock of the Issuer at $0.07 per share.

         (d) Under certain circumstances set forth in the limited partnership and limited liability company agreements of USVP V, V Int'l, EP V, 2180 V, PMG V, USVP VII, EP VII-A, EP VII-B, 2180 VII, PMG VII, the general partners, limited partners and managing members of each of such entities, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or managing member.

         (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER. Under certain circumstances set forth in the limited partnership and limited liability company agreements of USVP V, V Int'l, EP V, 2180 V, PMG V, USVP VII, EP VII-A, EP VII-B, 2180 VII, PMG VII, the general partners, limited partners and managing members of each of such entities, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or managing member.

         Certain of the Reporting Persons, together with certain other stockholders of the Company, entered into a Voting Agreement attached hereto as Exhibit C whereby such persons agreed to vote all securities of the Issuer held by such persons in favor of an amendment to the Issuer's Certificate of Incorporation to increasing the number of authorized but unissued shares of Common Stock and in favor of all resolutions for the purpose of effecting the transactions contemplated by the Series A Preferred Stock financing. In addition, the parties to the Voting Agreement also agreed not to enter into voting trusts with respect to voting the securities of the Issuer during the term of the Voting Agreement and agreed not to tranfer, dispose or otherwise encumber any of their securities of the Issuer during the term of the Voting Agreement. The Voting Agreement terminates upon the earlier of the conversion of the Series A Preferred Stock or the occurrence of the events specified in the Voting Agreement.

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS. Exhibit A: Agreement of Joint Filing (Incorporated by reference to Original 13D Filing); Exhibit B:
         Reference to Michael P. Maher as Attorney-In-Fact (incorporated by reference to Original 13(D) Filing; Exhibit C: Voting Agreement.

                                                             Page 22 of 35 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 22, 2002


U.S. Venture Partners V, L.P.                    /s/ Michael Maher
By Presidio Management Group V, L.L.C.           -------------------------------
Its General Partner                              Signature

                                                 Michael Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


USVP V International, L.P.                       /s/ Michael Maher
By Presidio Management Group V, L.L.C.           -------------------------------
Its General Partner                              Signature

                                                 Michael Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


USVP V Entrepreneur Partners, L.P.               /s/ Michael Maher
By Presidio Management Group V, L.L.C.           -------------------------------
Its General Partner                              Signature

                                                 Michael Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


2180 Associates Fund V, L.P.                     /s/ Michael Maher
By Presidio Management Group V, L.L.C.           -------------------------------
Its General Partner                              Signature

                                                 Michael Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


Presidio Management Group V, L.L.C.              /s/ Michael Maher
A Delaware Limited Liability Company             -------------------------------
                                                 Signature

                                                 Michael Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact

                                                             Page 23 of 35 Pages

U.S. Venture Partners VII, L.P.                  /s/ Michael Maher
By Presidio Management Group VII, L.L.C.         -------------------------------
Its General Partner                              Signature

                                                 Michael Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


USVP Entrepreneur Partners VII-A                 /s/ Michael Maher
By Presidio Management Group VII, L.L.C.         -------------------------------
Its General Partner                              Signature

                                                 Michael Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


USVP Entrepreneur Partners VII-B                 /s/ Michael Maher
By Presidio Management Group VII, L.L.C.         -------------------------------
Its General Partner                              Signature

                                                 Michael Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


2180 Associates Fund VII, L.P.                   /s/ Michael Maher
By Presidio Management Group VII, L.L.C.         -------------------------------
Its General Partner                              Signature

                                                 Michael Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


Presidio Management Group VII, L.L.C.            /s/ Michael Maher
A Delaware Limited Liability Company             -------------------------------
                                                 Signature

                                                 Michael Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


Irwin Federman                                   /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact


Winston S. Fu                                    /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact

                                                             Page 24 of 35 Pages

Steven M. Krausz                                 /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact


David Liddle                                     /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact


Stuart G. Phillips                               /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact


Jonathan D. Root                                 /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact


Philip M. Young                                  /s/ Michael Maher
                                                 -------------------------------
                                                 Michael Maher
                                                 Attorney-In-Fact

                                                             Page 25 of 35 Pages

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Pages
-------                                                           --------------
Exhibit A: Incorporated by Reference to Original 13D Filing

Exhibit B: Incorporated by Reference to Original 13D Filing

Exhibit C: Voting Agreement                                            26

                                                             Page 26 of 35 Pages

                                    Exhibit C

                                VOTING AGREEMENT

THIS VOTING AGREEMENT (the "Agreement") is entered into as of December 19, 2002 by and among the undersigned stockholders (each, a "Stockholder," and collectively, the "Stockholders") of Occam Networks, Inc., a Delaware Corporation (the "Company") and each of the Company's executive officers and directors, and is for the benefit of the Company and the individuals listed on Exhibit A (each, an "Investor," and collectively, the "Investors") to that certain Series A Preferred Stock Purchase Agreement of even date herewith by and among the Company and such Investors.

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Investors (or an affiliate thereof) and the Company are entering into a Series A Preferred Stock Purchase Agreement of even date herewith (as the same may be amended from time to time, the "Purchase Agreement") which provides, upon the terms and subject to the conditions thereof, for Investors' purchase of preferred stock to be issued by the Company.

WHEREAS, as a condition to the willingness of Investor to enter into the Purchase Agreement, Investor has requested that the Stockholder agrees, and, in order to induce Investor to enter into the Purchase Agreement, the Stockholders and each of the Company's executive officers and directors has agreed to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         ITEM 1. Representations of Stockholders. As of immediately prior to the Initial Closing (as defined in the Purchase Agreement), each of the Stockholders represents and warrants to the Company and the Investors that (a) such Stockholder lawfully owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and of record that number of shares of Common Stock of the Company set forth opposite such Stockholder's name on Appendix 1 (collectively, the "Shares"), respectively, free and clear of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or operation of law) and, except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or Voting (as defined herein) of any shares of capital stock of the Company and there are no Voting trusts, proxies or Voting agreements with respect to such Shares, (b) such Stockholder

                                                             Page 27 of 35 Pages

                  does not beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act) any additional shares of Common Stock or Preferred Stock of the Company other than the Shares and, except as disclosed on Appendix 1, does not have any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, and (c) such Stockholder has full power and authority to enter into, execute and deliver this Agreement and any proxy delivered pursuant to Section 3 and to perform such Stockholder's obligations hereunder and thereunder. Each of the Stockholders further represents and warrants to the Company and the Investors that the execution and delivery of this Agreement do not and the execution and delivery of any proxy delivered pursuant to Section 3 by such Stockholder and the performance of this Agreement and any proxy delivered pursuant to Section 3 by such Stockholder will not: (a) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Stockholder or by which it or any of its assets is or may be bound or affected; (b) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other individual or entity (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities (as defined herein) pursuant to, any contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's affiliates or assets is or may be bound or affected; or (c) require any consent or approval of any other Person. For purposes of this Agreement, "Vote" shall include voting of Shares in person or by proxy in favor of or against any action or consenting to any action in accordance with the Delaware General Corporation Law, and "Voting" shall have a correlative meaning. For purposes of this Agreement, "Subject Securities" shall mean: (i) all securities of the Company (including all shares of capital stock of the Company and all options, warrants and other rights to acquire shares of capital stock of the Company) owned beneficially or of record by a Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of capital stock of the Company and all additional options, warrants and other rights to acquire shares of capital stock of the Company) which a Stockholder acquires or becomes the owner of beneficially or of record during the period from the date of this Agreement through the Termination Date (as defined below).

                                                             Page 28 of 35 Pages

         ITEM 2. Agreement to Vote Shares. During the period from the date of this Agreement through the Termination Date, each of the undersigned Stockholders hereby agrees to Vote all Subject Securities (to the extent then entitled to Vote) at every meeting of the stockholders of the Company and at any adjournment or postponement thereof, and on every matter submitted for action or approval by written consent of the stockholders of the Company (a) IN FAVOR OF any amendment to the Company's Certificate of Incorporation to increase the number of authorized but unissued shares of Common Stock of the Company, in an amount determined by the Company's Board of Directors at least sufficient to cause the automatic conversion of the Company's Series A Convertible Preferred Stock in accordance with the Company's Certificate of Incorporation, and (b) IN FAVOR OF any matter in furtherance of consummation of the transactions contemplated by the Purchase Agreement (including the foregoing increase in authorized Common Stock). The agreement contained in this
                  Section 2 is irrevocable to the fullest extent permitted under Delaware law.

         ITEM 3. Irrevocable Proxy. Each Stockholder hereby agrees, if requested by the Company, (a) to deliver to the Company one or more proxies which shall be irrevocable to the fullest extent permitted by Delaware law, with respect to the Shares owned of record by such Stockholder and (b) cause to be delivered to the Company any additional proxies executed on behalf of the record owner of any outstanding Shares that were owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by such Stockholder. Such proxies shall provide for the Voting set forth in Section 2.

         ITEM 4. No Voting Trusts. Each of the Stockholders agrees that, prior to the Termination Date, such Stockholder will not, nor will such Stockholder permit any Person under such Stockholder's control to, deposit any of the Subject Securities in a voting trust or subject any of the Subject Securities to any proxy or arrangement with respect to the Voting of the Subject Securities other than agreements entered into with the Company.

         ITEM 5. Transfer and Encumbrance. Each of the Stockholders agrees that, prior to the Termination Date (as defined in Section 10(e)), such Stockholder shall not transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber (or enter into an agreement to do any of the foregoing) any of the Subject Securities. This Section 5 shall not prohibit a transfer of Subject Securities by a Stockholder (i) to an "affiliate" of such Stockholder (as defined in Rule 12b-2 under

                                                             Page 29 of 35 Pages

                  the Exchange Act), or (ii) to a partner, active or retired of such Stockholder, provided, however, that a transfer referred to in clause (i) or (ii) of this sentence shall be permitted only if, as a precondition to such transfer, each transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by the terms of this Agreement. Each of the Stockholders also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Shares except in compliance with the foregoing restriction.

         ITEM 6. Legending of Shares; Other Actions. If so requested by the Company, each Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement. From time to time and without additional consideration, each Stockholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents and other instruments, and shall take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

         ITEM 7. Specific Performance. Each Stockholder hereto acknowledges that it will be impossible to measure in money the damages to the Company if such Stockholder fails to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, the Company will not have an adequate remedy at law or damages. Accordingly, each Stockholder hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law.

         ITEM 8. Entire Agreement, Amendment, Waiver. This Agreement (including the exhibits hereto) supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

                                                             Page 30 of 35 Pages

         ITEM 9. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by fax or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


If to the Company:

Occam Networks Inc.
77 Robin Hill Road
Santa Barbara, California 93117
Attention:  President
Facsimile:  (805) 692-2999

With a copy to:

Wilson Sonsini Goodrich & Rosati
       Professional Corporation
       650 Page Mill Road
       Palo Alto, California 94304-1050
       Attention:  Thomas C. DeFilipps; Robert F. Kornegay
       Facsimile:  (650) 493-6811

         If to a Stockholder, to the address or fax number set forth for such Stockholder on the signature page hereof, or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         If to an Investor, to the address or fax number set forth for such Investor on Exhibit A to the Purchase Agreement, or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         ITEM     10. Miscellaneous.

         a) Governing Law. This agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with and subject to the laws of the State of Delaware, without reference to conflicts of laws principles.

         b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT

                                                             Page 31 of 35 Pages

IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(b).

         c) Severability. In the event that any provision of the Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an "Invalid Provision"), then such Invalid Provision shall be severed from this Agreement and shall be inoperative and the parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the Invalid Provision as may be possible and that preserves the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

         d) Counterpart. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         e) Termination. This Agreement shall terminate upon the earlier to occur of (i) the approval by the Company's stockholders of the matters described in Section 2(a) hereof, (ii) the termination of the Purchase Agreement according to the terms set forth therein, (iii) the termination of this Agreement by the mutual consent of the parties, and (iv) the conversion of all outstanding shares of preferred stock issued and sold pursuant to the Purchase Agreement to Common Stock of the Company (the "Termination Date").

         f) Headings, Recitals. All Section headings and the recitals herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                                                             Page 32 of 35 Pages

EXECUTED as of the date first set forth above.


                                   OCCAM NETWORKS, INC.

                                   By: _________________________________________

                                   Name: _______________________________________

                                   Title: ______________________________________

                                                             Page 33 of 35 Pages

                                   STOCKHOLDER

                                   U.S. Venture Partners VII, L.P.
                                   2180 Associates Fund VII, L.P.
                                   USVP Entrepreneur Partners VII-A, L.P.
                                   USVP Entrepreneur Partners VII-B, L.P.
                                   By Presidio Management Group VII, L.L.C.
                                   The General Partner of Each


                                   By:____________________________________
                                             Irwin Federman
                                             Managing Member

                                   New Enterprise Associates 9, L.P.
                                   By: NEA Partners 9, L.P.
                                       Its General Partner

                                   By:____________________________________
                                             Thomas C. McConnell
                                             General Partner

                                   Norwest Venture Partners VIII, L.P.
                                   NVP Entrepreneurs Fund VIII, L.P.

                                   By:____________________________________
                                             Promod Haque
                                             Managing Partner

                                                             Page 34 of 35 Pages

                                   STOCKHOLDER

                                   By: _________________________________________

                                   Name: _______________________________________

                                   Title: ______________________________________


                                   Stockholder's Address:

                                   _____________________________________________

                                   _____________________________________________


                                   Facsimile:

                                                             Page 35 of 35 Pages

                                   APPENDIX 1

                                                                Shares Held of          Shares Held
Name of Stockholder                    Class of Shares              Record              Beneficially
-------------------                    ---------------              ------              ------------


Exceptions to Representations: